NEWS RELEASE

               For immediate release Wednesday, September 6, 2000


KEITH D. CORSON RETIRES FROM COACHMEN INDUSTRIES

Elkhart, Indiana - On September 1, Keith D. Corson officially retired from active employment with Coachmen Industries (COA: NYSE), the company he co-founded with brothers Tom and Claude in 1964. His duties of President and COO have been assumed by Chairman and CEO, Claire C. Skinner. This is consistent with the company's earlier announcement regarding Corson's retirement plans, together with other strategic and organizational changes.

Corson will continue to assist the company on a series of projects and he will remain a member of Coachmen's Board of Directors.

Commenting on Corson's retirement, Chairman Skinner said, "Keith's insights, energy and wealth of experience have played an important role in the success of our company. Though his retirement is certainly well-deserved, I am most appreciative the company will continue to have the benefit of his continued counsel and involvement over the next several months."

Coachmen Industries, Inc., based in Elkhart, Indiana, is one of the nation's leading producers of recreational vehicles and is the largest producer of modular homes in the country, with its All American Homes subsidiary, and the newly acquired Mod-U-Kraf Homes, Inc. Coachmen's strategic expansion into commercial modular structures has also just been announced with the planned acquisition of Miller Building Systems, Inc. (MBSI: OTC). Coachmen is publicly held with stock listed on the New York Stock Exchange (NYSE) under the COA symbol.